Exhibit 3.2

RICH UNCLES REAL ESTATE INVESTMENT TRUST I
(formerly known as Nexregen Real Estate Investment Trust I)

WRITTEN CONSENT OF THE BOARD OF TRUST MANAGERS AND SHAREHOLDERS IN LIEU

 OF SPECIAL MEETING OF THE BOARD OF TRUST MANAGERS AND SHAREHOLDERS

March 31, 2016

Pursuant to Section 603(a) of the California Corporations Code, the undersigned, being shareholders owning a majority of the outstanding shares (the “Shareholders”) and all of the members of the Board of Trust Managers (the “Trust Managers”) of Rich Uncles Real Este Investment Trust I, formerly known as Nexregen Real Estate Investment Trust I, a California real estate investment trust (the “Company”), hereby agree to and adopt the following resolutions by written consent:

WHEREAS, Section 8.01 of the Declaration of Trust of the Company (the “Declaration of Trust”) authorizes the issuance of no more than (i) Five Million (5,000,000) common shares, par value $0.01 per share (the “Common Shares”) and (ii) Five Million (5,000,000) excess shares, par value $0.01 per share (the “Excess Shares”); and

WHEREAS, the Shareholders and the Trust Managers believe that it is advisable that the Company execute an amendment to the Declaration of Trust in order to increase the number of the Company’s authorized Common Shares from Five Million (5,000,000) to Ten Million (10,000,000); and

WHEREAS, the Shareholders and the Trust Managers of the Company desire to authorize the Company to execute an amendment to the Declaration of Trust in order to increase the number of the Company’s authorized Common Shares to Ten Million (10,000,000), and to authorize the Company to take such additional actions as may be necessary or required to effect such actions described above.

NOW, THEREFORE, BE IT RESOLVED, that the Shareholders and the Trust Managers of the Company hereby authorize the Company to execute an amendment to the Declaration of Trust pursuant to which Section 8.01 thereof shall be amended and restated in its entirety to read as follows:

“SECTION 8.1. Total Capitalization.

The aggregate number of shares of beneficial interest that the Trust shall have authority to issue is (i) Ten Million (10,000,000) common shares, par value $0.01 per share (the “Common Shares”), and (ii) Five Million (5,000,000) excess shares, par value $0.01 per share (the “Excess Shares”).”

FURTHER RESOLVED, that the undersigned Trust Managers and Shareholders of the Company authorize and hereby grant a special power of attorney to Harold C. Hofer, President of the Company, to execute said amendment to the Declaration of Trust on their behalf and to take any and all such additional actions as may be necessary or required to effect the foregoing resolutions.